Exhibit 22.1
List of Issuers of Guaranteed Securities
As of February 4, 2025

Securities	Issuer	Guarantors
4.000% Senior Notes due 2025,
3.250% Senior Notes due 2026,
1.350% Senior Notes due 2027,
2.125% Senior Notes due 2028,
3.500% Senior Notes due 2029,
3.000% Senior Notes due 2030,
2.875% Senior Notes due 2031,
5.250% Senior Notes due 2032, and
6.750% Senior Notes due 2041	Healthpeak OP, LLC	Healthpeak Properties, Inc., DOC DR Holdco, LLC, and DOC DR, LLC
4.300% Senior Notes due 2027, 3.950% Senior Notes due 2028, and 2.625% Senior Notes due 2031	DOC DR, LLC	Healthpeak Properties, Inc., Healthpeak OP, LLC, and DOC DR Holdco, LLC